     As filed with the Securities and Exchange Commission on April 14, 1997.

                                                        Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             CRITICARE SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

   Delaware                        3693
(State or Other              (Primary Standard                       39-150563
Jurisdiction of                 Industrial                    (I.R.S. Employer
Incorporation or              Classification                Identification No.)
Organization)                  Code Number )

                             20925 Crossroads Circle
                            Waukesha, Wisconsin 53186
                                 (414) 798-8282
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                 Gerhard J. Von der Ruhr, Chairman of the Board,
                             President and Treasurer
                             20925 Crossroads Circle
                            Waukesha, Wisconsin 53186
                                 (414) 798-8282
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                         Reinhart, Boerner, Van Deuren,
                            Norris & Rieselbach, s.c.
                       1000 North Water Street, Suite 2100
                               Milwaukee, WI 53202
                          Attn: Robert E. Bellin, Esq.


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                     Proposed               Proposed
                                                      Maximum               Maximum
                               Amount                Aggregate             Aggregate              Amount of
   Title of Shares              to be                  Price                Offering            Registration
   to be Registered          Registered            Per Share (1)           Price (1)                 Fee
-------------------------------------------------------------------------------------------------------------
Common Stock,
  $.04 Par Value             1,055,000               $5.125               $5,406,875              $1,639
-------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on April 10, 1997 solely for the purpose of calculating the amount of the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         PROSPECTUS DATED APRIL __, 1997

                                1,055,000 Shares

                             CRITICARE SYSTEMS, INC.

                                  COMMON STOCK

         The shares offered hereby (the "Shares") consist of up to 1,055,000 shares of common stock, $.04 par value per share (the "Common Stock") of Criticare Systems, Inc., a Wisconsin corporation ("Criticare Systems" or the "Company") which may be issuable by the Company to the selling shareholder listed herein under "Selling Shareholder" (the "Selling Shareholder") upon conversion of the $2,500,000 Convertible Debentures (defined below) issued to the Selling Shareholder by the Company. The number of shares registered for sale by this Prospectus equals approximately 175% of the number of shares into which the Convertible Debentures are convertible on April 14, 1997, assuming the Convertible Debentures were fully convertible on such date. The $2,500,000 Convertible Debentures were issued by the Company to the Selling Shareholder on January 31, 1997 (the "Convertible Debentures") pursuant to the terms of a certain Convertible Debenture Purchase Agreement by and between the Selling Shareholder and the Company as of such date (the "Purchase Agreement"). The Convertible Debentures are convertible into shares of the Company's Common Stock based on the "Conversion Price" at the time of conversion. The "Conversion Price" varies based on the date when the Convertible Debentures are converted. For the period from April 5, 1997 (61 days after the closing date of the sale of the Convertible Debentures) through May 4, 1997 (90 days after the closing date of the sale of the Convertible Debentures), the Conversion Price is an amount equal to 80% of the average closing bid price of the Company's Common Stock on the Nasdaq National Market for the previous five trading days ending on the day before the conversion date. For the period beginning May 5, 1997 (91 days after the closing date of the sale of the Convertible Debentures), the Conversion Price is an amount equal to 75% of the average closing bid price of the Company's Common Stock on the Nasdaq National Market for the previous five trading days ending on the day before the conversion date. Up to 50% of the Convertible Debentures are convertible at any time during the period from April 5, 1997 through May 4, 1997 (the 61st through 90th day after the closing). After May 4, 1997 (the 90th day after the closing), 100% of the Convertible Debentures are convertible. For a further description of the terms of the Convertible Debentures see "Plan of Distribution." This Prospectus covers the sale of the Shares from time to time by the Selling Shareholder. The issuance of the Shares of Common Stock upon exercise of the Convertible Debentures is not covered by this Prospectus, but rather only the resale of such Shares.

         The Shares may be offered from time to time by the Selling Shareholder. All expenses of the registration incurred in connection herewith are being borne by the Company, but any brokers' or underwriters' fees or commissions will be borne by the Selling Shareholder. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder.

         The Selling Shareholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Common Stock is currently listed on the Nasdaq National Market under the symbol "CXIM." On April 10, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $5.1875 per share.

 THERE ARE CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BEFORE PURCHASING
                  SHARES IN THIS OFFERING. SEE "RISK FACTORS."
                   -----------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April ___, 1997.

                              AVAILABLE INFORMATION

         This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web at http:www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of a document filed by the Company with the Commission (File No. 0-16061) are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1996.

         (c) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed on July 23, 1987 under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

         All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral request for copies should be directed to Richard J. Osowski, Senior Vice President Finance and Assistant Secretary, Criticare Systems, Inc., 20925 Crossroads Circle, Waukesha, Wisconsin 53186, (414) 798-8282.

                                   THE COMPANY

         Criticare designs, manufactures and markets vital signs and gas monitoring instruments and related noninvasive sensors used to monitor patients in many healthcare settings. Since a patient's oxygen, anesthetic gas and carbon dioxide levels can change dramatically within minutes, causing severe side effects or death, continuous monitoring of these parameters is increasing. The Company's monitoring equipment improves patient safety by delivering accurate, comprehensive and instantaneous patient information to the clinician. The Company's products also allow hospitals to contain costs primarily by substituting cost-effective reusable pulse oximetry sensors for disposable sensors, controlling the use of costly anesthetics and increasing personnel productivity.

         To meet the needs of end-users in a wide variety of patient settings, the Company has developed a broad line of patient monitors which combine one or more of its patented or other proprietary technologies, for monitoring oxygen saturation, carbon dioxide and anesthetic agents, with standard monitoring technologies that provide electrocardiogram ("ECG"), invasive and noninvasive blood pressures, temperature, heart rate and respiration rate. In addition, the Company's VitalView telemetry system allows one nurse to monitor up to eight patients simultaneously from a convenient central location. This allows hospitals to move out of the intensive care unit ("ICU") those patients that require continuous monitoring, but do not need all of an ICU's extensive and costly personnel and equipment resources. The Company's MPT monitor recently received FDA approval and is in beta site testing. MPT is an ambulatory monitoring system that transmits the patient's ECG, blood pressure, oxygen level, heart rate and respiration rate to a central station.

         The Company was incorporated under the laws of the State of Delaware in October 1984.

         The Company's principal executive offices are located at 20925 Crossroads Circle, Waukesha, Wisconsin 53186, and its telephone number is (414) 798-8282.

                                  RISK FACTORS

         Prospective investors should carefully consider the risk factors set forth below as well as the other information contained in this Prospectus.

COMPETITION

         The markets for the Company's products are highly competitive. Many of the Company's competitors have greater engineering, research and development, manufacturing, financial and marketing resources, as well as a more established market presence and reputation. The Company has historically experienced substantial price competition for its products and such price competition is likely to continue.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

         The Company believes one of its principal competitive advantages is provided by its patented and other proprietary technology including its sensor technology, infrared specific anesthetic gas monitoring technology, UltraSync signal processing software and disposable respiratory secretion filter system. Although none of the Company's United States patents expire before 2004, to the extent competitors develop equivalent or superior non-infringing technology in these areas, or to the extent that the Company is unable to enforce its patents, the Company's ability to market and sell its products could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company relies to a substantial degree on its founder and principal executive officer, Gerhard J. Von der Ruhr, as well as key divisional sales officers and technical managers. The loss of any of these individuals could materially adversely affect the Company.

INTERNATIONAL SALES

         Since fiscal 1990, the Company's international sales have grown faster than its sales to any other market, and accounted for 46.2% of the Company's total net sales for the 1996 fiscal year. The Company expects that international sales will continue to constitute a significant portion of its business. Although the Company sells its products in United States dollars and is not subject to significant currency risks, an increase in the value of the United States dollar relative to foreign currencies in the Company's international markets could make the Company's products less price competitive in such markets.

GOVERNMENT REGULATION

         The Company's products are subject to regulation by the United States Food and Drug Administration (the "FDA") and comparable foreign governmental authorities. These regulations can be burdensome and may substantially delay or prevent the introduction of new products, materially increase the costs of any such product introductions, interfere with or require cessation of product manufacturing and marketing or result in product recalls. Additionally, adoption of new regulations or modifications to applicable regulations could adversely affect the Company.

COST CONTAINMENT PROGRAMS

         The cost of a significant portion of medical care in the United States is funded by government or other insurance programs. Additional limits imposed by such programs on health care cost reimbursements may further impair the ability of hospitals and other health care providers to purchase equipment such as the Company's products and could adversely affect the Company's domestic sales.

PRODUCT LIABILITY EXPOSURE

         As a manufacturer of medical diagnostic equipment, the Company could face product liability claims. Criticare has had no product liability claims to date and maintains product liability insurance in an aggregate amount of $5 million. There can be no assurance that such coverage will be adequate to cover any product liability claims which arise in the future or that it will continue to be available at reasonable prices.

SINGLE SOURCES OF SUPPLY

         Certain of Criticare's products incorporate components currently purchased from single sources. While the Company believes these components are available from alternate sources on reasonable terms, an interruption in the delivery of these components could have an adverse effect on the Company.

POSSIBLE VOLATILITY OF STOCK PRICE; FLUCTUATIONS IN QUARTERLY RESULTS

         Market prices of securities of medical technology companies, including the Company's Common Stock, have experienced significant volatility from time to time. There may be volatility in the market price of the Common Stock due to factors that may or may not relate to the Company's performance. Various factors and events, such as announcements by the Company or its competitors concerning new product developments, governmental approvals, regulations or actions, developments or disputes relating to patent or proprietary rights and public concern over product liability may have a significant impact on the market price of the Common Stock. In addition, Criticare's quarterly results have historically fluctuated.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder.

                               SELLING SHAREHOLDER

                  The 1,055,000 shares of the Company's Common Stock described in this Prospectus equal approximately 175% of the number of shares which would be issuable upon conversion of the Convertible Debentures if the entire principal amount of the Convertible Debentures was converted on the date of this Prospectus. Except for the ownership of the Convertible Debentures and any Shares on conversion thereof, the Selling Shareholder has not had any material relationship within the past three years with the Company. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholder may offer the Shares for resale from time to time. See "Plan of Distribution."

                  The Shares being offered by the Selling Shareholder hereby are issuable by the Company to the Selling Shareholder upon conversion of the Convertible Debentures. The Convertible Debentures were issued by the Company to the Selling Shareholder pursuant to a certain Convertible Debenture Purchase Agreement by and among the Company and the Selling Shareholder dated January 31, 1997. Pursuant to terms of the Convertible Debentures, the Selling Shareholder is entitled to convert up to 50% of the principal amount of the Convertible Debentures at any time and from time to time during the period from April 5, 1997 through May 4, 1997 (the 61st through 90th day after the closing of the sale of the Convertible Debentures) and up to 100% of the principal amount at any time and from time to time after May 4, 1997 (the 90th day after the closing date). The Convertible Debentures bear interest at 8% per annum, payable in Common Stock of the Company at the time of each conversion. The conversion price at which the Convertible Debentures are convertible into shares of the Company's Common Stock varies based on the date when the Convertible Debentures are converted. For the period from April 5, 1997 (61 days after the closing date of the sale of the Convertible Debentures) through May 4, 1997 (90 days after the closing date of the sale of the Convertible Debentures), the conversion price is an amount equal to 80% of the average closing bid price of the Company's Common Stock on the Nasdaq National Market for the previous five trading days ending on the day before the conversion date. For the period beginning May 5, 1997 (91 days after the closing date of the sale of the Convertible Debentures), the Conversion Price is an amount equal to 75% of the average closing bid price of the Company's Common Stock on the Nasdaq National Market for the previous five trading days ending on the day before the conversion date.

                  If not previously converted, the entire outstanding principal and interest on the Convertible Debentures will be automatically converted to Common Stock on February 3, 1999 (the second anniversary of the closing. Notwithstanding the foregoing, the Selling Shareholder shall be prohibited from
(a) converting any portion of the Convertible Debentures which would result in the Selling Shareholder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company, or (b) converting any portion of the Shares which will result in the Selling Shareholder being issued more than 1,425,647 shares of Common Stock of the Company in the aggregate pursuant to the Convertible Debentures. In the event that upon conversion, the

Selling Shareholder would be entitled to have been issued an aggregate of more than 1,425,647 shares of Common Stock of the Company, then the Selling Shareholder shall receive cash in an amount equal to 125% of the face amount of the remaining Convertible Debentures and interest.

                  As required by the Convertible Debenture Purchase Agreement and a related Registration Rights Agreement, in recognition of the fact that Selling Shareholder may wish to be legally permitted to sell any Shares acquired upon conversion of the Convertible Debentures when it deems appropriate, the Company has filed with the Commission under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares by the Selling Shareholder from time to time on the Nasdaq National Market or in privately-negotiated transactions.


                                   Number of Shares       Number of Shares      Number of Shares
                 Name of          Beneficially Owned       Being Offered       Beneficially Owned
           Selling Shareholder     Prior to Offering           Hereby            After Offering
           -------------------     -----------------           ------            --------------

          Paresco, Inc.              1,055,000             1,055,000                      0

          ----------------------
         *Represents approximately 175% of the aggregate number of shares of the Company's Common Stock which the Selling Shareholder would be entitled to acquire upon conversion of the Convertible Debentures assuming the entire principal and interest on the Convertible Debentures was converted on the date of this Prospectus. The Selling Shareholder does not currently own any shares and the actual number of shares which will be beneficially owned by the Selling Shareholder after conversion of the Convertible Debentures will depend on the conversion price on the date the debentures are converted.


                              PLAN OF DISTRIBUTION

                  The Shares being offered by the Selling Shareholder will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or in privately-negotiated transactions. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Shareholder determines from time to time. The Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

                  The Selling Shareholder may also sell the Shares of Common Stock directly to market makers acting as principals and/or to broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Shareholder will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that the Selling Shareholder will attempt to sell Shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Shareholder. The Selling Shareholder and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined in the Securities Act.

                  The Selling Shareholder has agreed that it will not pay more than the normal brokerage compensation and that it will not enter into arrangements for special selling efforts without first advising the Company and cooperating in the disclosure of the same in a revised or supplemental prospectus.

                  The Selling Shareholder, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. The Selling Shareholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the Selling Shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

                                     EXPERTS



                  The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on From 10-K for the year ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

                  The legality of the Shares of Common Stock offered hereby will be passed upon for the Company by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202.

         No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of Common Stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         TABLE OF CONTENTS                     Page
Available Information........................... 2
Incorporation of Certain
 Documents by Reference......................... 2
The Company..................................... 3
Risk Factors.................................... 4
Use of Proceeds................................. 5
Selling Shareholder............................. 5
Plan of Distribution............................ 6
Experts......................................... 7
Legal Matters................................... 7






                                1,055,000 Shares








                             CRITICARE SYSTEMS, INC.

                                  COMMON STOCK


                                   PROSPECTUS












                                 April __, 1997

                   II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The expenses relating to the registration of the Shares of Common Stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Company. Such expenses are estimated to be as follows:

                        Item                                      Amount
                        ----                                      ------

Securities and Exchange Commission
  Registration Fee                                                $1,639

Legal Fees and Expenses                                            2,500

Accounting Fees and Expenses                                         500

Miscellaneous Expenses                                               500
                                                                  ------

         Total                                                    $5,139
                                                                  ======



Item 15.  Indemnification of Directors and Officers

         The Company's By-Laws provide that the Company shall, to the fullest extent permitted by the Delaware Corporation Law and other applicable laws, as in effect from time to time, indemnify any person who was or is a party or is threatened to be made a party to any formal or informal threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action brought under federal or state securities laws, rules or regulations (collectively, "Actions"), other than in certain limited circumstances, because he is or was a director or officer of the Company, or because he is or was a director or officer of the Company and is or was serving at the request of the Company as a director, officer, employee, consultant or agent of another corporation or other enterprise or is or was serving at the request of the Company as a fiduciary of an employee benefit plan or as an employee or agent of the Company; provided, however, that no director or officer shall be entitled to indemnification unless, with respect to the conduct that is the subject of the Action, he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. This indemnification obligation mirrors the permissive indemnification provided under section 145 of the Delaware Corporation Law. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made (a) by arbitration; (b) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the subject Action; (c) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (d) by the affirmative vote of a majority of the shares entitled to vote thereon.

         Article VI, section 6.01 of the Company's Restated By-Laws provides that a director or officer is not liable to the Company for damages arising out of any action taken or omitted to be taken by such person if he exercised and used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs or took or omitted to take such action in reliance on the advice of the Company's counsel or statements made or information furnished by officers or employees of the Company which he had reasonable grounds to believe were true.

         In April 1987, the Company entered into indemnity agreements with Messrs. Von der Ruhr, Lai, Osowski, Houm and Datsopoulos. These agreements provide that the Company will indemnify those persons, to the extent permitted under Delaware law, against certain liabilities and expenses, including liabilities and expenses arising under the Securities Act, to which they may become subject as a result of serving as officers and/or directors of the Company. The agreements also provide for the advancement of litigation expenses by the

Company to these individuals. The Company is not required to provide indemnification (and shall be reimbursed for any advances) in the event the claim arose out of the individual's misconduct, as defined under the agreements. The agreements also contain a provision which requires that no stockholder derivative action may be brought against any of these individuals after the expiration of two years after his termination as an officer or director.

         The indemnification provided as set forth above is not exclusive of any other rights to which a director or an officer of the Company may be entitled.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 16.  Exhibits

         Exhibit
         Number                        Description
         ------                        -----------
         5                 Opinion of Counsel.

         23.1              Consent of Deloitte & Touche LLP, Independent Auditors.

         23.2              Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. (included in
                           Exhibit 5).

         24                Power of Attorney (incorporated by reference to the signature page of this
                           Registration Statement).

         99.1              Convertible Debenture Purchase Agreement.

         99.2              Registration Rights Agreement

         99.3              Convertible Debenture Escrow Agreement

         99.4              Form of Convertible Debenture

Item 17.  Undertakings

         The undersigned Registrant undertakes as follows:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(a) and (b) will not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act and which are incorporated by reference in this Registration Statement.

         2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on the 27th day of March, 1997.

                                 CRITICARE SYSTEMS, INC.

                                 BY    /s/ Gerhard J. Von der Ruhr
                                    ----------------------------------------
                                       Gerhard J. Von der Ruhr, Chairman
                                    of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant, in the capacities indicated below. Each person whose signature appears below hereby appoints Gerhard J. Von der Ruhr and Richard J. Osowski and each of them individually, his true and lawful attorney-in-fact, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                       Title                                   Date
---------                                       -----                                   ----

      /s/ Gerhard J. Von der Ruhr               Chairman of the Board, Chief            March 27, 1997
------------------------------------
       Gerhard J. Von der Ruhr                  Executive Officer, Treasurer and
                                                Director


         /s/ N.C. Joseph Lai                    Vice Chairman of the Board,             March 27, 1997
-------------------------------------           Senior Vice President, Secretary
           N.C. Joseph Lai                      and Director


         /s/ Richard J. Osowski                 Senior Vice President-Finance           March 27, 1997
------------------------------------            and Assistant Secretary
         Richard J. Osowski                     (Principal Accounting Officer
                                                and Principal Financial Officer)


         /s/ Karsten Houm                       Director                                March 27, 1997
------------------------------------
            Karsten Houm

         /s/ Milton Datsopoulos                 Director                                March 31, 1997
------------------------------------
         Milton Datsopoulos

                                  EXHIBIT INDEX



       Exhibit                                                                   Page
       Number                               Description                         Number
       ------                               -----------                         ------
         5                          Opinion of Counsel

         23.1                       Consent of Deloitte & Touche LLP,
                                    Independent Auditors

         23.2                       Consent of Reinhart, Boerner,
                                    Van Deuren, Norris & Rieselbach, s.c.
                                    (included in Exhibit 5)

         24                         Power of Attorney
                                    (included on the signature page hereto)

         99.1                       Convertible Debenture Purchase Agreement

         99.2                       Registration Rights Agreement

         99.3                       Convertible Debenture Escrow Agreement

         99.4                       Form of Convertible Debenture
